Exhibit 10.31

FIFTH AMENDED AND RESTATED LONG‑TERM INCENTIVE PLAN

LEGACY AWARDS SIDE LETTER

[•], 2019

Dear [                     ],

As of the date of this letter, you have certain Notional Shares credited to your Notional Share Account pursuant to the Atlantic Power Holdings, Inc. Fifth Amended and Restated Long‑Term Incentive Plan (the “Plan”).  Capitalized terms not defined herein have the meanings given in the Plan.  Section 15(b) of the Plan provides that such Notional Shares are subject to the terms and conditions of the Plan in effect on the date(s) of the grant(s) of such Notional Shares other than any variation in terms approved by you and the Administrators in accordance with Section 15(c) of the Plan.  By signing and returning this letter, you acknowledge and agree with the Administrators that the terms of such Notional Shares and any additional Notional Shares credited to your Notional Share Account in respect of such Notional Shares pursuant to Section 7(b) or 9(c) of the Plan (as applicable) (collectively, the “Legacy Notional Shares”) shall be modified, effective as of the date hereof, as follows:

Notwithstanding anything to the contrary in the Plan (or, to the extent applicable, in your employment agreement), upon the occurrence of a Change of Control (as defined in the Atlantic Power Corporation Sixth Amended and Restated Long‑Term Incentive Plan (the “Sixth A&R LTIP”)),  unless your Legacy Notional Shares either (i) continue to remain outstanding and the Common Shares continue to be publicly traded on a national securities exchange or (ii) are replaced with or converted into an Equivalent Award (as defined in the Sixth A&R LTIP) by the Continuing Entity (as defined in the Sixth A&R LTIP), then the Legacy Notional Shares credited to your Notional Share Account shall be converted into the right to receive (regardless of whether the Legacy Notional Shares were vested or unvested at the time of such conversion) an aggregate amount equal to (x) the value of a Common Share (or the value of cash, stock or other property received with respect to such Common Share) at the consummation of such Change of Control,  multiplied by (y) the number of such Legacy Notional Shares (including fractional Legacy Notional Shares), to be paid in the form of cash.  Such aggregate amount (net of any applicable withholdings) will be paid to you in accordance with the Plan on the earlier of (i) the date(s) on which such Legacy Notional Shares would have vested pursuant to Section 10(a) of the Plan or (ii) the date on which you experience a “separation from service” (within the meaning of Section 409A of the Code); provided,  however, that if your employment is terminated due to your Disability or Retirement, such amount will be paid as set forth in clause (i).

Sincerely,

Acknowledged and agreed as of the date of this letter:

[NAME]

Date: